Exhibit 99

Southcoast Financial Corporation

Southcoast Announces 2014 First Half Results

Mt. Pleasant, S.C., July 18, 2014 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $1,352,000, or $.19 per diluted share, for the six months ended June 30, 2014. This compares to unaudited net income of $8,041,000, or $1.14 per diluted share, for the six months ended June 30, 2013.  The difference in net income between the two periods primarily relates to the one-time tax benefit of $6.4 million derived from the recapture of the Company’s deferred tax asset in the second quarter of 2013. The June 30, 2014 income per share is based on 7,087,860 diluted average shares compared to 7,072,956 diluted average shares for 2013. Income before income taxes increased 23.7% to $2,076,000 from $1,678,000. The 2014 pretax results were influenced by a growth in loan interest income, reduced funding costs, and reductions in noninterest expenses.

For the six months ended June 30, 2014, net interest income totaled $7,203,000, an increase of $297,000 from $6,906,000 for the six months ended June 30, 2013.

Noninterest income for 2014 decreased to $1,118,000 from $1,280,000 for 2013, primarily due to a $150,000 reduction in fees on mortgage loans sold.

Noninterest expense levels decreased from $6,508,000 for 2013 to $6,245,000 for 2014.  Contributing to this decrease were reductions in salaries and benefits, FDIC insurance premiums, and overhead expenses on other real estate owned.

For the quarter ended June 30, 2014, the unaudited net income was $709,000, or $0.10 per diluted share. This compares to an unaudited net income of $7,035,000, or $0.99 per diluted share for the quarter ended June 30, 2013. The net income for the quarter ended June 30, 2013, included a one-time tax benefit of $6,419,000 resulting from the Company’s recapture of its deferred tax asset valuation allowance.  The June 30, 2014 income per share is based on 7,089,902 diluted average shares compared to 7,074,210 diluted average shares for the quarter ended June 30, 2013.

Total assets as of June 30, 2014 were $465.0 million compared to $447.4 million as of December 31, 2013, an increase of 3.93%. Loans, excluding loans held for sale, increased $17.6 million or 5.31% to $349.5 million, from $331.9 million as of December 31, 2013. Deposits increased by $18.6 million, or 5.90% to $334.5 million at June 30, 2014, from $315.8 million at December 31, 2013.  The increase in loans was completely funded by an increase in core non-time deposits. Growth in core non-time deposits is a major strategy incorporated in our Company’s strategic plan.

The Company continues to show improvement in asset quality. For the first six months of 2014, additions to the allowance for loan losses have not been required. Increased recoveries, reduced non-performing assets, controlled delinquencies, and reduced classified loans all contributed to this result. The ratio of nonperforming assets to total assets was 2.76% as of June 30, 2014, compared to 3.53% as of June 30, 2013. The allowance for loan losses as a percentage of loans was 1.73% as of June 30, 2014, compared to 2.26% as of June 30, 2013. The allowance for loan losses as a percentage of total nonperforming loans totaled 76.40% as of June 30, 2014, compared to 72.45% as of June 30, 2013.

“The value of our franchise continues to improve as our performance improves. We are proud of our accomplishments as they reflect the loyalty of our customers and the dedication of our employees”, said L. Wayne Pearson, Chairman and Chief Executive Officer.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	June 30, 2014	June 30, 2013
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,573	$3,473
Provision for loan losses	-	-
Noninterest income	630	691
Noninterest expenses	3,115	3,548
Income tax expense (benefit)	379	(6,419)
Net income	$709	$7,035

PER SHARE DATA
Net income per share
Basic	$0.10	$0.99
Diluted	$0.10	$0.99

Average shares outstanding
Basic	7,089,902	7,074,210
Diluted	7,089,902	7,074,210

Key ratios
Return on assets1	0.62%	6.47%
Return on equity1	6.38%	67.69%
Nonperforming assets to assets2	2.76%	3.53%
Reserve to loans	1.73%	2.26%
Reserve to nonperforming loans3	76.40%	72.45%
Net interest margin1	3.65%	3.69%

1 Ratios for three months are annualized.
2 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	June 30	December 31
	2014	2013
	(Unaudited)
Assets
Cash and cash equivalents	$31,054	$28,460
Investments	42,783	43,451
Loans held for sale	0	271
Loans	349,546	331,906
Less: Allowance for loan losses	6,037	6,041

Net loans	343,509	325,865
Fixed assets	20,780	21,150
Other assets	26,842	28,187

Total Assets	$464,968	$447,384

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$54,222	$40,399
Interest bearing nontime	141,875	138,899
Time deposits	138,373	136,530

Total deposits	334,470	315,828
Other borrowings	70,911	73,818
Other liabilities	4,664	4,859
Junior subordinated debentures	10,310	10,310

Total liabilities	420,355	404,815

Shareholders' Equity
Common Stock	54,595	54,544
Accumulated deficit	(8,585)	(9,937)
Accumulated other comprehensive loss	(1,397)	(2,038)

Total shareholders' equity	44,613	42,569

Total Liabilities and
Shareholders' equity	$464,968	$447,384

Book Value Per Share	$6.29	$6.01

Southcoast Financial Corporation
Consolidated Income Statement
(Dollars in thousands, except share data)

Six Months Ended	Three Months Ended
	June 30	June 30	June 30	June 30
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$8,417	$8,362	$4,182	$4,161
Interest on investments	579	491	278	239
Interest on Fed funds sold	16	13	10	7

Total interest income	9,012	8,866	4,470	4,407

Interest expense	1,809	1,960	897	934

Net interest income	7,203	6,906	3,573	3,473
Provision for loan losses	-	-	-	-

Net interest after provision	7,203	6,906	3,573	3,473

Noninterest income	1,118	1,280	630	691

Total noninterest income	1,118	1,280	630	691

Total operating income	8,321	8,186	4,203	4,164

Noninterest expense
Salaries and benefits	3,449	3,555	1,690	1,876
Occupancy and furniture and equipment	1,428	1,458	709	705
Other expenses	1,368	1,495	716	967

Total noninterest expense	6,245	6,508	3,115	3,548

Income before taxes	2,076	1,678	1,088	616
Income tax expense (benefit)	724	(6,363)	379	(6,419)

Net income	$1,352	$8,041	$709	$7,035

Basic net income per common share	$0.19	$1.14	$0.10	$0.99

Diluted net income per common share	$0.19	$1.14	$0.10	$0.99

Average number of common shares
Basic	7,087,860	7,072,956	7,089,902	7,074,210
Diluted	7,087,860	7,072,956	7,089,902	7,074,210